SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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SECURED DIVERSIFIED INVESTMENT, LTD.
(Name of Registrant as Specified in its Charter)

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SECURED DIVERSIFIED INVESTMENT, LTD.
12202 NORTH SCOTTSDALE ROAD
PHOENIX, AZ 85054
____________________________________________________________________________________

Notice of Written Consent of Shareholders in Lieu of
Special Meeting of Shareholders
____________________________________________________________________________________

Dear Stockholder:

On July 3, 2007 at our annual meeting of the shareholders, our shareholders approved a grant of authority to our Board of Directors to reverse split our outstanding preferred and common stock at a ratio of up to 10 to 1, as determined at a later date in the discretion of the Board of Directors. Since that time, all of our oustanding preferred stock was converted into shares of our common stock, such that our only remaining oustanding capital stock now consists of common shares.  On September 25, 2007, our Board of Directors unanimously approved, subject to stockholder approval, an increase in the original grant of authority to our Board of Directors to reverse split our outstanding capital stock for a total ratio of up to 20 to 1, as determined at a later date in the discretion of the Board of Directors. On October 5, 2007, holders of a majority of the outstanding shares of voting captial stock executed a written stockholder consent approving the action of the Board of Directors.

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding shares of common stock are permitted to approve the amendment by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other shareholders of our company. This written consent assures that the amendment will occur without your vote. Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an information statement must be sent to our holders of common stock who do not sign the written consent at least twenty (20) days prior to the effective date of the action. This notice, which is being sent to all holders of common stock of record on October 15, 2007, is intended to serve as such notice under Nevada law and as the information statement required by the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jan Wallace
Jan Wallace
President, Chief Executive Officer, and Director

SECURED DIVERSIFIED INVESTMENT, LTD.
12202 North Scottsdale Road
Phoenix, AZ 85054

INFORMATION STATEMENT

This information statement is being furnished to our holders of common stock in connection with our prior receipt of approval by written consent of the holders of a majority of our common stock of a proposal to grant authority to our Board of Directors to reverse split our outstanding common stock at a ratio of up to 20 to 1, as determined at a later date in the discretion of the Board of Directors. Accordingly, all necessary corporate approvals in connection with the matter referred to herein have been obtained and this information statement is furnished solely for the purpose of informing our holders of common stock, in the manner required under the Exchange Act, of the corporate action before it takes effect.

The mailing of this information statement is first being mailed to holders of common stock on or about October 15, 2007. Under applicable federal securities laws, the authority to conduct a reverse stock split cannot be effected until at least 20 days after this information statement is sent or given to our holders of common stock. We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement. We may use our transfer agent to assist us in this endeavor.

Action By Written Consent, Record Date, Outstanding Shares and Required Vote

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding common stock are permitted to approve the reverse stock split by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other shareholders of our company.

Our Board of Directors fixed the close of business on October 5, 2006 as the record date for the determination of holders of common stock entitled to receive notice of the reverse stock split by written stockholder consent. As of the record date, we had 3,257,238 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote per share. The affirmative vote of a majority of the outstanding shares of common stock was required to approve the grant of authority to our Board of Directors to reverse split our outstanding common stock at a ratio of up to 20 to 1.

Vote Obtained

On September 24, 2007, our Board of Directors adopted resolutions authorizing and approving reverse stock split as described. The Board of Directors directed management to submit the amendment to our stockholders for approval and reserved the right to abandon the amendment at any time prior to the effective date (as defined below).

By written consent in lieu of a meeting, on October 5, 2007, the holders of a majority of the outstanding shares of common stock approved the reverse stock split. The holders of a majority of the outstanding shares of common stock include those listed in the below table:

Holders of Common Stock	Number of Shares Held
Jan Wallace	600,000
Munjit Johal	200,000
William G. West	125,000
James West	125,000
Jami K West	125,000
Helen West	125,000
Kathy Cognata	125,000
Heather Stern	12,500
Iomega Investments LLC	112,500
Wayne Sutterfield	5,000
Suttco, LLC	43,598
Lincoln Trust Co.	64,817

The shareholders listed in the above table collectively hold 1,663,415 shares of our common stock and therefore comprise a majority of our issued and outstanding capital stock. Accordingly, your consent is not required and is not being solicited in connection with this action.

Purpose of Granting Authority to the Board of Directors to Effect a 20/1 Reverse Stock Split

On July 3, 2007 at our annual meeting of the shareholders, our shareholders approved a grant of authority to our Board of Directors to reverse split our outstanding preferred and common stock at a ratio of up to 10 to 1, as determined at a later date in the discretion of the Board of Directors. Since that time, all of our oustanding preferred stock was converted into shares of our common stock, such that our only remaining oustanding capital stock now consists of common shares.  On September 25, 2007, our Board of Directors unanimously approved, subject to stockholder approval, an increase in the original grant of authority to our Board of Directors to reverse split our outstanding capital stock for a total ratio of up to 20 to 1, as determined at a later date in the discretion of the Board of Directors. On October 5, 2007, holders of a majority of the outstanding shares of voting captial stock executed a written stockholder consent approving the action of the Board of Directors.

Our Board of Directors believes it is in our best interest to implement the reverse stock split. We have determined that we must seek additional funding or other business relationships such as a merger or reverse acquisition in order to proceed with active business operations. We believe that the overall economy and, thus, the prospect for such business relationships is presently strong. While no such relationships or funding have been identified as of yet, and while no particular plans, understandings or agreements are in place, we believe that the currently large number of issued and outstanding shares may negatively affect the consummation of any such relationship and that a smaller number of issued an outstanding shares will assist in or attract funding sources or merger partners on terms that will be most beneficial to us and our stockholders. As a consequence, on September 25, 2007, the Board passed a resolution and the majority of our shareholders have approved a grant of authority to our Board of Directors to effect a reverse split of our common stock on a basis of one share for every 20 shares presently outstanding.

How the Approval Will Affect Shareholders

The proposed stock split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in the company, except to the extent that the result of the reverse stock split results in any of our shareholders owning a fractional share. Any fractional shares created by this reverse split will be rounded up to the next whole share. Additionally, if as a result of the reverse split calculations, any shareholder’s holdings is reduced to an ownership of less than one share, or zero, we will round up that fractional share and grant such a shareholder at least one share in the Company, or, at our option, purchase the stockholder’s shares at the bid price existing for our stock on the day prior to the effectiveness of the reverse split. No transaction costs will be assessed on this sale, however, the proceeds will be subject to federal income tax. In addition, fractional shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date they receive payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, fractional shareholders will have no further interest in us with respect to the cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If you do not hold sufficient shares of common stock to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the reverse stock split:

1.
purchase a sufficient number of shares of the common stock so that you hold at least an amount of shares of common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis; or

2.
if applicable, consolidate your accounts so that you hold at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

The principal effect of the reverse stock split will be that the number of shares of the common stock issued and outstanding will be reduced from 3,257,238 shares to approximately 162,862 shares.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding common stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders, holding the common stock in "street name." However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" shareholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate and executed letter of transmittal you will be issued a new certificate reflecting your post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Effect on Fractional Shareholders". Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Potential Anti-Takeover Effect

The reverse stock split is not being enacted in response to any effort of which we are aware to accumulate the shares of common stock or obtain control of us. Other than the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of us.

Description of Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

Our common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets, the assets legally available for distribution to our shareholders are divided among the holders of the common stock, in proportion to the number of shares of common stock held by them. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

Dissenters’ Right of Appraisal

Under the General Corporation Law of Nevada, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Interest of Certain Persons in Matter to Be Acted Upon

None of our officers or directors, nor any of their associates, has a substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split.

Estimated Effective Time

We anticipate that reverse stock split will become effective on or about November 5, 2007. However, in no event will the reverse stock split be consummated earlier than that twentieth day after this information statement is sent or given to those persons or entities that held our common stock as of the record date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our outstanding common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock and by the executive officers and directors as a group. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class(1)
Executive Officers & Directors:
Common	Jan Wallace(2) 5205 East Lincoln Drive Paradise Valley, Arizona 85253	1,000,000 shares	27.3%
Common	Peter Richman 5205 East Lincoln Drive Paradise Valley, Arizona 85253	0 shares	0%
Common	Jay Kister(3) 1569 Souvenir Drive El Cajon, California 92021	5,998 shares	Less than 1%
Common	Munjit Johal 5030 Campus Drive Newport Beach, California 92663	200,000 shares	6.1%
Total of All Directors and Executive Officers: Common		1,205,998 shares	32.9%
More Than 5% Beneficial Owners:
Common	Kelly Black 7349 N. Scottsdale Road #515 Scottsdale, Arizona 85283	201,250 shares	6.2%
Common	Donald Schwall 8326 Geary Boulevard San Francisco, California 94121	400,000 shares	12.3%

(1)
The percentage shown is based on denominator of 3,257,238 shares of common stock issued and outstanding for the company as of October 5, 2007, plus the particular beneficial owner’s right to acquire common stock exercisable within 60 days.

(2)	Includes 600,000 shares of Common Stock held in her name and warrants to purchase 400,000 shares of Common Stock held in Wallace Black Financial & Investment Services.
(3)	Includes 5,000 shares of Common Stock held in his name and 998 shares held in joint tenancy with his wife Alicia Kister.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent of our common stock.

Financial and Other Information

The following documents, filed by us with the Commission, are incorporated herein by reference:

(i)	Our Annual Report filed on Form 10-KSB/A, filed with the Commission on June 12, 2007 for the fiscal year ended December 31, 2006;

(ii)	Our Quarterly Reports filed on Form 10-QSB with the Commission on May 21, 2007 for the three month period ended March 31, 2007 and on August 20, 2007 for the six month period ended June 30, 2007.

Any statement contained in a document incorporated or deemed to be incorporated in this information statement shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented with this document or delivered herewith, will be provided without charge to each person, including any beneficial owner, to whom an Information Statement is delivered, upon oral or written request of any such person and by first-class mail or other equally prompt means. Requests should be directed to the Company at 12202 North Scottsdale Road
Phoenix, AZ 85054.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jan Wallace
Jan Wallace
President, Chief Executive Officer, and Director